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                                                                     EXHIBIT 5.1


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]


                              September 24, 1999


Health Care Property Investors, Inc.
4675 MacArthur Court
9th Floor
Newport Beach, California 92660

      Re: Health Care Property Investors, Inc., a Maryland corporation (the "Company") - Registration Statement on Form S-4, pertaining to up to 20,444,000 shares (the "Common Shares") of common stock, par value one dollar ($1.00) per share ("Common Stock"), and up to 40,000 shares (the "Preferred Shares," together with the Common Shares, sometimes collectively referred to herein as the "Shares") of 8.60% Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Company to be issued in connection with the merger (the "Merger") of American Health Properties, Inc., a Delaware corporation ("AHP"), with and into the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 4, 1999, between the Company and AHP (the "Merger Agreement")

Ladies and Gentlemen:

      In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about September 24, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.
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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.
September 24, 1999
Page 2

      We have acted as special Maryland corporate counsel for the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Corporation (the "Charter"), consisting of Articles of Restatement filed with the SDAT on April 27, 1992 and Articles Supplementary filed with the SDAT on September 25, 1997 and September 3, 1998. We have also examined the Second Amended and Restated Bylaws of the Company, the Merger Agreement, in the form attached as Annex A to the Registration Statement, including the form of articles supplementary (the "Articles Supplementary") attached thereto as exhibit B, and resolutions of the Board of Directors of the Company adopted on or before the date hereof and in full force and effect on the date hereof (the "Resolutions"); and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

      We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have further assumed that, prior to the issuance of the Shares, the Merger will be effected in accordance with the Merger Agreement, the Merger will be approved in accordance with applicable law by the stockholders of each of the Company and AHP entitled to vote thereon and that the Articles Supplementary and articles of merger in the form contemplated by the Merger Agreement will each be filed with and accepted for record by the SDAT (together, the "Corporate Proceedings"). In addition, we have assumed that none of the Shares will be issued or transferred to an Interested Stockholder of the Company or an

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.
September 24, 1999
Page 3

Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law, or in violation of the provisions of Section 4 of
Article V of the Charter entitled "Provisions for Defining, Limiting and Regulating Certain Powers of the Corporation and the Board of Directors and Stockholders" or of Section 7 of Article SECOND of the Articles Supplementary entitled "Restrictions on Ownership and Transfer to Preserve Tax Benefit." We have also assumed that all shares of common stock, par value $.01, and shares of 8.60% Cumulative Redeemable Preferred Stock, par value $.01, of AHP which are to be converted in the Merger into a Share, or fraction thereof, are validly issued, fully paid and non-assessable.

      Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion as of the date hereof that, upon completion of the Corporate Proceedings and when such Shares are issued and delivered by the Company pursuant to and in accordance with the Merger Agreement, the Charter, the Resolutions and, in connection with the Preferred Shares, the Articles Supplementary, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and non-assessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

      The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

                                   Very truly yours,

                                   BALLARD SPAHR ANDREWS & INGERSOLL, LLP